Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement File Nos. 333-52953, 333-83823, 333-82775, 333-35950, 333-60903 and 333-88142 of Metro-Goldwyn-Mayer Inc. and in the related Prospectus of our reports dated February 14, 2005, with respect to the consolidated financial statements and schedules of Metro-Goldwyn-Mayer Inc., Metro-Goldwyn-Mayer Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Metro-Goldwyn-Mayer Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

ERNST & YOUNG LLP

Los Angeles, California

February 25, 2005